Exhibit 99.1

K-Swiss Reports First Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the first quarter ended March 31, 2008.

Financial Highlights

Net earnings and net earnings per diluted share for the first quarter of 2008 were $7,110,000, or $0.20 per diluted share, compared with $17,997,000, or $0.51 per diluted share, in the prior-year period.

For the first quarter of 2008, total worldwide revenues decreased 16.0% to $102,909,000 compared with $122,568,000 in the prior-year period. Domestic revenues decreased 33.6% to $41,439,000 in the first quarter, and international revenues increased 2.1% to $61,470,000.

Futures Orders

Worldwide futures orders with start ship dates from April through September were $128,305,000 at March 31, 2008, compared with $172,192,000 at March 31, 2007. Domestic futures orders decreased 46.8% to $47,159,000 from $88,719,000 the previous year. International futures orders decreased 2.8% to $81,146,000 from $83,473,000 the previous year.

Stock Repurchase Program

The Company purchased 149,456 shares of Class A Common Stock during the first quarter of 2008 for a total expenditure of $2.1 million. At March 31, 2008, there remains authorization to repurchase 3,911,289 shares under the Company's existing stock repurchase program. Since August 1996, K•Swiss has purchased a total of 25.5 million shares of Class A Common Stock for a total expenditure of $166.8 million.

Earnings Guidance

K•Swiss also issued guidance for the second quarter. The Company expects revenues for the second quarter of 2008 to be approximately $70 to $80 million and earnings per diluted share to be in the range of a loss of $0.05 to earnings of $0.05. The Company expects full-year revenues to be approximately $305 to $330 million and expects to report full-year earnings per diluted share of approximately $0.05 to $0.25.

The Company's estimates for the second quarter of 2008 and full-year 2008 reflect a significant decline in domestic revenues; substantial investments in product development and marketing for the K•Swiss brand; slow down of international operations; and continued investment in the Royal Elastics brand. The estimates are based upon the following assumptions: gross margins will be approximately 46.5%; SG&A will not rise above $37 million for the second quarter of 2008 and $150 million for the full-year 2008; customer order cancellations will be moderate; and the Company's growth initiatives with respect to Royal Elastics will not exceed a net loss of $0.06 per share for the full year.

Steven Nichols, Chairman of the Board and President, stated, "We have worked hard to re-establish positive trends in our domestic business through premium sports branding initiatives and the support of such innovative sports as free running. The feedback we are receiving has been favorable, but we have much work to be done to prove ourselves to customers again. Unfortunately, based on initial indications in our futures orders, the long-term momentum we have enjoyed internationally appears to be coming to an end. As a result, we have trimmed our full year 2008 estimates to account for this development."

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its first quarter 2008 earnings release at 11:00 a.m. ET on April 29, 2008. The number to call for this interactive teleconference is (303) 262-2130. A replay of this conference call will be available until May 6, 2008, by dialing (303) 590-3000 and entering the passcode, 11110982#.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through May 6, 2008.

K•Swiss Inc. designs, develops and markets an array of athletic footwear for high performance sports use, fitness activities and casual wear under the K•Swiss brand. The Company also designs and manufactures footwear under the Royal Elastics brand. Royal Elastics, a wholly owned subsidiary, is the leading innovator of slip-on, laceless footwear.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, industry trends, merchandise trends, including market acceptance of the Company's product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a slower worldwide economy. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended March 31, 2008, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Earnings
(In thousands, except earnings per share data)

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Revenues	$102,909	$122,568
Cost of goods sold	54,936	65,020
Gross profit	47,973	57,548
Selling, general and administrative expenses	42,623	36,877
Operating profit	5,350	20,671
Interest income, net	1,935	2,211
Earnings before income taxes	7,285	22,882
Income tax expense	175	4,885
Net earnings	$7,110	$17,997
Basic earnings per share	$0.20	$0.52
Diluted earnings per share	$0.20	$0.51
Weighted average number of shares outstanding
Basic	34,730	34,623
Diluted	35,315	35,481

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

	March 31,
	2008	2007
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$273,856	$264,713
Accounts receivable, net	53,459	59,677
Inventories	57,402	56,111
Prepaid expenses and other	15,551	5,506
Deferred taxes	4,325	3,864
Total current assets	404,593	389,871
PROPERTY, PLANT AND EQUIPMENT, NET	24,295	19,843
OTHER ASSETS
Intangible assets	10,715	4,700
Deferred taxes	3,156	3,518
Other	8,765	8,093
	22,636	16,311
	$451,524	$426,025

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit	$ ---	$ ---
Trade accounts payable	19,441	12,872
Accrued liabilities	28,831	40,156
Total current liabilities	48,272	53,028
OTHER LIABILITIES	11,888	11,480
STOCKHOLDERS' EQUITY	391,364	361,517
	$451,524	$426,025

CONTACT:
K•Swiss Inc.
George Powlick, Chief Financial Officer, 818-706-5100